Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON REPORTS SECOND QUARTER AND FIRST HALF 2005 RESULTS

MELVILLE, N.Y. - August 12, 2005 - Chyron Corporation (OTCBB: CYRO) today announced that for its second quarter, during which its new microcasting and digital displays product, ChyTV, was launched, the Company generated revenues of $5.8 million and incurred a net loss of $0.2 million. For the first half of 2005 the Company generated revenues of $11.8 million and incurred a net loss of $0.4 million. Expenses associated with the Company's new microcasting and digital displays product, ChyTV, accounted for the losses, with the remainder of the Company's business generating positive results.

Revenues for the second quarter were $5.8 million, an increase of $0.9 million or 18 percent over the $4.9 million reported for the same quarter last year. The revenues included approximately $0.1 million in sales from the new ChyTV product, which debuted in March at the NSCA Show in Orlando and in April at the Las Vegas annual meeting of the National Association of Broadcasters, where it met with considerable enthusiasm and won a prestigious "Pick Hit" of the Show award from Video Systems Magazine. Revenues of $11.8 million for the first six months were $1.2 million or 11 percent higher than the $10.6 million reported for the first six months of 2004.

CEO and President Michael Wellesley-Wesley commented, "The year over year increase in second quarter revenues of 18 percent and the 300 basis point gross margin pickup that we experienced in the quarter are encouraging signs for future growth. Both of these key measures should continue to improve in the second half of the year as ChyTV products begin to gain market acceptance and we gain broadcast graphics market share."

The $0.2 million net loss for the second quarter represented an improvement compared to a net loss of $0.4 million for the second quarter of 2004. The $0.4 million net loss for the first six months was larger than the $0.1 million net loss for the comparable 2004 period, and included a net loss from the new microcasting and digital displays business of $0.5 million.

Gross margins for this year's second quarter were 65 percent compared to 62 percent in last year's comparable quarter, and for the first six months were 62 percent compared to 61 percent for the same period in 2004. The gross margin increases were primarily due to differences in product mix, with newer products providing higher average gross margins in 2005 and lower overhead.

Operating expenses of $3.9 million for the second quarter of 2005 were $0.5 million higher than the second quarter of 2004, primarily due to expenditures of $0.3 million related to the microcasting and digital displays business, and consulting fees for Sarbanes-Oxley compliance and new systems implementation of $0.1 million. Operating expenses of $7.6 million for the first half of 2005 were $0.9 million higher than the first half of 2004, primarily due to expenditures of $0.6 million related to the microcasting and digital displays business, $0.1 million in consulting fees for Sarbanes-Oxley compliance and new systems implementation, and $0.2 million higher employee benefits costs.

At June 30, 2005 the Company had cash on hand of $0.7 million and working capital of $2.2 million. For the second quarter of 2005 net cash of $1.1 million was used by operations, including $0.7 million from changes in operating assets and liabilities. Net cash of $0.3 million was provided by investing activities, including receipt of $0.4 million as the final payment from the Company's sale of its Pro-Bel business in late 2003.

While the Company had been in compliance with its bank covenants since the April 2004 inception of its line of credit with its bank through June 30, 2005, at July 31, 2005 the Company fell short of its tangible net worth covenant requirement of $2 million by approximately $0.1 million. The Company's bank has granted a covenant waiver and lowered the covenant's tangible net worth requirements for the remainder of 2005. Details will be provided in the Company's quarterly filing on Form 10-Q for the period ended June 30, 2005. The Company has had no borrowings under the line of credit from its inception through the present time, but the bank's granting of the waiver and revision of the covenant will allow the Company to borrow if needed.

Chyron Corporation

With unwavering clarity of vision, Chyron continues to define and dominate the world of broadcast graphics. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry. From the compact Micro-X to the blazing Hyper-X SD/HD, Chyron's exceptional Duet product line brings unmatched, 2D and 3D graphics creation and performance to the most demanding studio and mobile operations. Rounding out Chyron's graphics offerings are still and clip servers, ticker and telestration systems, and MOS newsroom integration solutions. The ChyTV product line leverages Chyron's broadcast expertise with video graphics devices for microcasting and digital displays. Chyron has a unique, 30-year history of service and support for its products that far exceeds that of most manufacturers. For more information about Chyron products and services, please visit the company website at www.chyron.com (OTC BB: CYRO).

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform and expansion into new markets.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net sales	$5,782	$4,852	$11,757	$10,612
Gross profit	3,786	2,994	7,285	6,512
Operating expenses:
Selling, general and administrative	3,216	2,524	6,217	4,934
Research and development	683	839	1,409	1,744
Total operating expenses	3,899	3,363	7,626	6,678
Operating loss	(113)	(369)	(341)	(166)
Interest and other income (expense), net	(56)	(75)	(104)	48
Loss from continuing operations	(169)	(444)	(445)	(118)

Net loss per common share -
basic and diluted:	$(.00)	$(.01)	$(.01)	$(.00)

Weighted average number of common and
common equivalent shares outstanding -
Basic and diluted	41,343	40,755	41,336	40,736

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$ 723	$2,855
Accounts receivable, net	3,907	3,388
Inventories, net	3,354	2,570
Other current assets	337	718
Total current assets	8,321	9,531
Non-current assets	752	774
Total assets	$9,073	$10,305

Liabilities and shareholders' deficit:
Current liabilities	$6,136	$5,758
Non-current liabilities	4,698	5,868
Total liabilities	10,834	11,626

Shareholders' deficit	(1,761)	(1,321)
Total liabilities and shareholders' deficit	$ 9,073	$10,305

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